THIRD QUARTER REPORT − 2014 Dear Fellow Shareholders: The strength and endurance of Camden National can be seen in our results for the third quarter of 2014. Our consistent, solid earnings allow us to invest capital and other resources back into our organization to help position us for the future. We have begun to realize returns on prior investments, which include: • Acquiring 14 branches in higher growth markets in October 2012; • Divesting 5 branches in lower growth markets in October 2013; • Recruiting several seasoned commercial and retail lenders throughout our franchise; • Opening a loan production office in Manchester, New Hampshire in February 2014; and • Investing in technologies to keep pace with ever changing customer demands for faster response times and convenience, while at the same time improving our productivity and efficiency. Our loan portfolio has grown to $1.7 billion at September 30, 2014, a 12% annualized growth rate since year-end. Fueling this growth has been a $138.8 million increase in commercial loans reflecting our focused activities on serving Maine and New Hampshire businesses. Asset quality improved meaningfully at September 30, 2014 compared to December 31, 2013 with a 19% reduction in non-performing assets to $24.8 million. Non-performing assets as a percentage of total assets of 0.90% now stand at the lowest level since 2009. We are pleased with our financial performance, with net income year-to-date of $18.5 million, up $123,000 from the comparable period a year ago, and diluted earnings per share of $2.46, up $0.07 per share, or 3%, from the comparable period a year earlier. This translates to a return on equity of 10.53% and return on assets of 0.93%. The financial results include overcoming the decline in pre-tax mortgage banking revenue of $1.1 million due to a subdued residential mortgage market after last year’s robust refinancing boom. Our earnings growth reflects the impact of the investments and strategic decisions made to position the Company for sustainable growth in the future. We believe that community banks must make investments in technology, process, customer service, products and ‘‘right-sizing’’ their franchises, in order to remain relevant in the future. In October 2013, Camden National divested its five Franklin County branches, resulting in the sale of $46.0 million in loans and $80.4 million in deposits, and a pre-tax gain on the sale of $2.7 million. Although this transaction impacted short-term earnings, particularly in 2014, we remain focused on driving long-term shareholder value. These branches contributed $424,000 to net income, or diluted earnings per share of $0.06, for the nine months ended September 30, 2013. When adjusting for this divesture, net income is up $547,000, or 3%, year-to-date in 2014 and diluted earnings per share increased $0.13 per share. We have been able to support our shareholders by repurchasing shares of the Company’s common stock using the proceeds from the sale of the divested branches to reinvest in the Company. Since a year ago, tangible book value per share has increased 10% to $25.80 per share. This is both an exciting and critical time for community banks as proactive organizations determine the best way to transform themselves for the future. Successful community banks will be those that have the ability to invest for the future while at the same time providing personal service to customers through new and emerging technologies. Your support is much appreciated. Sincerely, Gregory A. Dufour President and Chief Executive Officer CamdenNational.com | 800-860-8821

Camden National Corporation

FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Earnings and Dividends				
Net interest income	$ 19,374	$ 18,707	$ 57,032	$ 57,125
Provision for credit losses	539	665	1,675	2,034
Non-interest income	5,949	6,475	18,138	19,187
Non-interest expense	15,179	15,199	46,096	47,347
Income before taxes	9,605	9,318	27,399	26,931
Income taxes	3,154	2,952	8,917	8,572
Net income	$ 6,451	$ 6,366	$ 18,482	$ 18,359
Diluted earnings per share	$ 0.86	$ 0.83	$ 2.46	$ 2.39
Cash dividends declared per share	0.27	0.27	0.81	0.81
Performance Ratios				
Return on average equity	10.70%	11.03%	10.53%	10.52%
Return on average assets	0.94%	0.98%	0.93%	0.95%
Net interest margin	3.10%	3.13%	3.10%	3.21%
Efficiency ratio	59.18%	61.25%	61.01%	61.81%
Balance Sheet (end of period)				
Investments			$ 803,675	$ 802,967
Loans and loans held for sale			1,726,227	1,591,259
Allowance for loan losses			21,585	22,661
Total assets			2,741,989	2,597,255
Deposits			1,928,543	1,973,364
Borrowings			541,227	347,352
Shareholders' equity			239,912	232,282
Book Value per Share and Capital Ratios				
Book value per share			$ 32.33	$ 30.38
Tangible book value per share			25.80	23.52
Tier I leverage capital ratio			9.15%	9.24%
Total risk-based capital ratio			15.14%	16.21%
Asset Quality				
Allowance for credit losses to total loans			1.25%	1.43%
Net charge-offs to average loans (annualized)			0.13%	0.20%
Non-performing loans to total loans			1.35%	1.92%
Non-performing assets to total assets			0.90%	1.24%



LOAN BALANCES AT END OF PERIOD
BILLIONS
$1.75
$1.70
$1.65
$1.60
$1.55
$1.50
1st Q 2013
2nd Q 2013
3rd Q 2013
4th Q 2013
1st Q 2014
2nd Q 2014
3rd Q 2014



CAMDEN NATIONAL STOCK PRICE
(as of last business day of month)
$45
$40
$35
$30
$41.20
$38.76
$40.76
$41.84
$35.47
$35.00
$33.08
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
2013
2014

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.

CamdenNational.com | 800-860-8821